EXHIBIT 10.22*

*CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (this "Agreement") is entered into this 13th day of January 2015, by and among Coach, Inc., a Maryland corporation having offices at 516 West 34th Street, New York, New York 10001 (hereinafter referred to as "Licensor") and Movado Group, Inc. ("MGI"), a New York corporation with offices at 650 From Road, Ste. 375, Paramus New Jersey 07652 and Swissam Products Limited, a Hong Kong corporation and wholly-owned subsidiary of MGI ("Swissam", together with MGI hereinafter referred to as "Licensee"). This Agreement amends and restates the License Agreement dated December 9, 1996 as amended by Amendments No. l through 7, by Licensor and Licensee.

WHEREAS, Licensor is the owner of the trade name Coach (hereinafter referred to as "the Trade Name") and the trademarks, including COACH, COACH and Lozenge Design, and COACH and Tag Design (hereinafter collectively referred to as "the Licensed Marks"), which Licensed Marks are depicted in Schedule l attached hereto and made a part hereof, the Licensed Marks having been used in connection with a wide variety of leather goods and accessories and having been registered on the Principal Register of the United States Patent and Trademark Office and in numerous other countries throughout the world;

WHEREAS, Licensee manufactures, markets and sells watches and desires to use the Trade Name and Licensed Marks in connection with the manufacture, marketing and sale of watches; and

WHEREAS, Licensor is willing to grant Licensee the right to use the Trade Name and Licensed Marks under the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
DEFINITIONS

As used herein the term(s):

1.1
"Authorized COACH Retailer" shall mean any retail outlet not controlled by Licensor but authorized by Licensor to sell products bearing the COACH, COACH and Lozenge Design or COACH and Tag Design trademarks.

1.2
"Contract Year" shall mean each twelve (12) month period commencing July l and ending June 30. Contract Years shall be identified by the year in which they end; for example, Contract Year 2015 shall refer to the period commencing July 1, 2014 and ending June 30, 2015.

1.3
"Control, controlling and controlled" shall mean, (i) ownership or voting control, directly or indirectly, of more than fifty percent (50%) of the voting power represented by the outstanding voting stock of a corporation or other majority equity interest if not a corporation and (ii) the power to direct the management and determine the policies of the applicable entity whether directly or indirectly.

1.4
"Licensed Products" shall mean watches and component parts thereof and only watches and component parts thereof marketed or sold under the Trade Name and/or the Licensed Marks, provided, however, that nothing in this Agreement shall be construed to allow Licensee to establish a separate business in watch components that bear the Trade Name and/or Licensed Marks.

1.5
"Licensee-Affiliated Retailer(s)" means any retail store(s) controlled by Licensee.

1.6
"Licensor Channels" shall mean retail outlets controlled by Licensor, including, without limitation, Licensor's catalog, Licensor's stand-alone retail stores, Licensor's factory outlet stores, Licensor's Internet website or any similar electronic vehicle operated by or on behalf of Licensor, Licensor's facilities for sales to employees of Licensor and its affiliates, and Licensor's retail stores that are situated in department stores located outside the United States.

1.7
"Licensor Price" shall mean, subject to Section 8.2: (1) [***] of Licensee's suggested U.S. retail price for Licensed Products not made exclusively for sale in factory outlet stores, and (2) for Licensed Products made exclusively for sale in factory outlet stores, [***] of the target outlet store retail price agreed upon by Licensor and Licensee, which price shall be reviewed and agreed upon at least seasonally in connection with each development cycle.

1.8
[Intentionally omitted.]

1.9
"Non-Licensor Channels" shall mean retail outlets and wholesale distributors not controlled by Licensor, including (without limitation) department stores, jewelry store chains, Websites (as defined herein) and Licensee-Affiliated Retailers.

1.10
"Online Watch Retailers" or "OWRs" shall mean those retailers/distributors that own and operate the Websites, each of which shall be considered an Authorized COACH Retailer for the purposes of the Agreement.

1.12
"United States" shall mean the United States of America, its territories and possessions, including without limitation Puerto

Rico.

1.13
"Websites" shall mean those Internet websites owned and operated by such third parties as have been approved in the past or future in writing by Licensor to sell Licensed Products.

1.14
"Wholesale Price" shall mean, for any Licensed Product,[***] Licensee's U.S. suggested retail price for such Licensed Product.

2.
GRANT OF LICENSE

2.1
Upon the terms and conditions hereinafter set forth, Licensor grants to Licensee a license to use the Trade Name and Licensed Marks on or in connection with the manufacture, packaging, sale, marketing and distribution of the Licensed Products. This license shall be exclusive to Licensee and shall extend to all countries where Licensor has the right to use the Licensed Marks, provided, however, that Licensor shall retain the right, and Licensee shall have no right, to use the Trade Name and Licensed Marks on or in connection with the sale, marketing and/or distribution of the Licensed Products through Licensor Channels and for purposes of enforcing Licensor's intellectual property rights.

2.2
In the event Licensee shall notify Licensor that Licensee intends to make substantial preparations to market the Licensed Products in a country or countries where Licensor does not have exclusive rights to use the Licensed Marks as evidenced by one or more registrations for the Licensed Marks, Licensor will promptly, at its sole expense, file such applications or take such other actions as may be reasonably necessary to secure such rights; provided, however, that in the event Licensor is not able reasonably to secure such rights and Licensee does not sell the Licensed Products in such country or countries then the parties will mutually agree upon an appropriate reduction in the Minimum and Target Non-Licensor Channel Sales (non-U.S.).

3.
OWNERSHIP OF LICENSED MARKS

3.1
Licensee hereby acknowledges that Licensor is the owner of all right, title, and interest in and to the Trade Name and Licensed Marks, and agrees that it will not, during the term of this Agreement or thereafter, challenge Licensor's rights in and to same. Licensee further agrees that it will not attack the validity of this License.

3.2
Licensee recognizes the great value of the good will associated with the Trade Name and Licensed Marks and acknowledges that the Trade Name and Licensed Marks and all rights therein, and good will pertaining thereto, belong exclusively to Licensor. Licensee further acknowledges that all use of the Trade Name and Licensed Marks by Licensee, shall inure to the benefit of Licensor.

3.3
Licensee shall not place or use other marks, including without limitation, trademarks, trade names, sub-brands, line names, collection names, model names, designs, logos or endorsements (hereinafter referred to as "Authorized Marks") in connection with the Licensed Products, except as specifically authorized by Licensor pursuant to the terms of this Agreement. Licensee acknowledges that Licensor is the owner of all right, title, and interest in and to such Authorized Marks that are developed by Licensor, or developed by Licensee exclusively for use in connection with Licensed Products, and that are used exclusively in connection with Licensed Products or other products sold by or on behalf of Licensor under any of the Licensed Marks ("Licensor Owned Authorized Marks") and that all use thereof shall inure to the benefit of Licensor. To the extent any rights in and to such Licensor Owned Authorized Marks, or with respect to any materials used in the advertising or promotion of the Licensed Products including without limitation copy, artwork, and photographs, are deemed to accrue to Licensee pursuant to this Agreement or otherwise, Licensee hereby assigns any and all such rights, at such time as they may be deemed to accrue, to Licensor. Licensee agrees that it will execute and deliver to Licensor any documents reasonably requested by Licensor necessary to effect any such assignment.

4.
RELATIONSHIP OF PARTIES

Licensee is a "related company" pursuant to 15 U.S.C. Sec. 1127. Neither party is an agent or employee of the other, nor shall either party in any event be liable for the other's acts or omissions. This Agreement does not, and shall not, be deemed to make any party hereto the agent, partner, joint venturer or legal representative of any other party for any purpose whatsoever. Neither Licensor nor Licensee shall have the right or authority to assume or create any obligations or responsibility whatsoever, express or implied, on behalf of, or in the name of, the other, or to bind the other in any respect whatsoever, except as may be herein provided.

5.
USE OF THE LICENSED MARKS AND TRADE NAME

5.1
Licensee agrees to use the Licensed Marks only in the form approved by Licensor. All use of the Licensed Marks on the Licensed Products and on labels, packaging, in advertising and otherwise must faithfully reproduce the form approved by Licensor. Approval of the form of use of the Licensed Marks, once given, shall be continuing until Licensee receives written notice to the contrary from Licensor. In the event Licensee receives such written notice, all uses of the Licensed Marks to which such notice applies shall cease not later than six (6) months after receipt of such notice provided, however, that for up to two (2) years following such notice Licensee shall have the right to sell and distribute Licensed Products in inventory at the time of such notice that bear Licensed Marks in a form which is no longer approved by Licensor.

5.2
Licensee shall comply with all notice and marking requirements of any law or regulation applicable or necessary for the protection of the Licensed Marks, including those which Licensor, in its legal judgment, may deem appropriate. Licensor shall use its best efforts to communicate such requirements to Licensee as soon as practicable. Licensee shall not, at any time, do or permit any third party within its control or with whom Licensee has a contractual relationship to do any act or thing that will, in any way, impair the rights of Licensor in and to the Licensed Marks or which will affect the validity thereof.

5.3
Any use of the Trade Name by Licensee shall be solely in connection with the manufacture, marketing, sale and/or distribution of the Licensed Products. Licensee shall not, at any time, do or permit any third party within its control or with whom Licensee has a contractual relationship to do any act or thing that will, in any way, impair the rights of Licensor in and to the Trade Name or which will affect the validity thereof.

6.
QUALITY CONTROL

6.1
Licensee acknowledges that the Licensed Marks have established prestige and good will and are well recognized in the minds of the public, and that it is of great importance to each party that in the manufacture and sale of the Licensed Products, the high standards and reputation that Licensor has established be maintained.

6.2
Licensor shall have the right to exercise quality control over Licensee's use of the Licensed Marks on and in connection with the Licensed Products to a degree reasonably necessary to maintain the validity thereof and to protect the good will associated therewith. Licensee affirms that that level of quality and workmanship generally conforms with the standards of quality and workmanship presently provided by Licensee. The parties acknowledge that Licensor has examined the current General Acceptance Requirements pertaining to the Licensed Products, and Licensee agrees that the Licensed Products it will market and sell under the Trade Name and Licensed Marks will be manufactured substantially in accordance with such General Acceptance Requirements. Said General Acceptance Requirements shall be followed during the tenn of this Agreement, unless modification thereof is approved by Licensor. Licensor will verify compliance with this paragraph by examining the Licensed Products, from time to time, as it receives them from Licensee for sale in Licensor's retail stores.

6.3
Licensor shall have the right to inspect Licensee's manufacturing facilities for the Licensed Products, including without limitation the facilities of third-party manufacturers with whom Licensee contracts, up to four times per Contract Year. Any such inspection will occur during business hours and only after giving Licensee at least five (5) days written notice of such inspection.

6.4
Licensee shall handle all customer inquiries and complaints relating to the Licensed Products in a manner substantially consistent with its present practice and shall provide substantially the same service, warranties, and repair and replacement rights to wholesale purchasers and consumers of the Licensed Products as Licensee presently provides. Licensee shall be solely responsible for all costs associated with (a) the handling of customer inquiries and complaints relating to the Licensed Products, and (b) the provision of service, warranties, repair and replacement relating to the Licensed Products, provided, however, that for Licensed Products purchased by Licensor from Licensee for sale in Licensor's factory outlet stores, (i) Licensee will grant Licensor a credit in the amount of [***] purchase price paid by Licensor for such Licensed Products and (ii) Licensor shall be solely responsible for all costs associated with the handling of all returns of such Licensed Products to the Licensor's factory outlet stores. Notwithstanding the foregoing, Licensee shall remain responsible for any general quality issues with respect to the Licensed Products.

7: PRODUCT DEVELOPMENT

7.l Licensee shall prepare and submit to Licensor for approval all product designs for the Licensed Products. All product designs, prototypes, patterns, stylings and copyrightable material used on or as a part of the Licensed Products are and will be owned exclusively by Licensor. Licensor, however, shall not have exclusive rights to any designs, prototypes, patterns, stylings and/or copyrightable material that were previously used by Licensee or by any third party on or as a part of watches other than the Licensed Products; provided, however, that any newly developed product designs, prototypes, patterns, stylings or copyrightable material used on or as a part of the Licensed Products which are unique combinations of design elements and/or components, regardless of whether any independent or separate such design elements and/or components were previously used by Licensee or others, shall be owned exclusively by Licensor. Licensee shall not proceed with the manufacture of a new product design for any Licensed Product, nor shall Licensee discontinue an existing product design for any Licensed Product (except pursuant to the following sentence), without the written approval of Licensor, which approval shall not be unreasonably withheld or delayed. Licensor's approval of any style, color, and/or material ("SKU") of Licensed Product shall remain in effect for a maximum of two (2) years from the date of the original intended introduction of such SKU, and Licensee shall cease all sale of each SKUs no later than the second anniversary of the original intended introduction date unless approval is extended in writing by Licensor. Licensee, at its own cost and expense, is responsible for developing all prototypes relating to the Licensed Products and for the sourcing of all Licensed Products.

7.2
Licensee shall prepare and submit to Licensor for approval specific suggested retail prices for all Licensed Products . All initial suggested retail prices, and any subsequent changes thereto, must be approved, in writing, by Licensor, such approval not to be unreasonably withheld or delayed. Licensee acknowledges that in order to preserve the good will attached to the Licensed Marks, the Licensed Products are to be sold at prices and terms reflecting the prestigious nature of the Licensed Marks, it being understood, however, that Licensor is not empowered to fix or regulate the prices at which the Licensed Products are to be sold. Nothing contained in this Agreement is intended or will be construed as giving either party any right of approval with respect to any of the prices at which the other party sells or offers to sell any of the Licensed Products.

7.3
[Intentionally omitted.]

7.4
Prior to the launch of each Licensed Product, Licensee shall, at its expense, provide Licensor with at least five (5) non functioning samples of such Licensed Product. In addition, as soon as practicable following such launch, Licensee shall, at its expense, provide Licensor with at least twenty five (25) fully functioning specimens (total for all skus) per seasonal collection of Licensed Products, to be used by Licensor primarily as "celebrity dressing" samples.

7.5
Licensee may employ third parties to manufacture Licensed Products, provided that Licensee shall retain full responsibility under this Agreement for all aspects of such manufacture; Licensee shall actively supervise the production of Licensed Products by such third parties and shall ensure that such third parties employ appropriate quality controls to comply with this Agreement. Licensee shall ensure compliance by such third parties with all relevant provisions of this Agreement (including, but not limited to, Section 20.7) and shall be liable hereunder for any breach of the terms of this Agreement by such parties, unless such breaches are remedied within thirty (30) days after Licensee's receiving notice of such breach.

8.
PRODUCT SALES AND DISTRIBUTION

8.1
Licensee shall sell to Licensor Licensed Products to be sold through Licensor Channels in accordance with Licensee's standard terms and conditions of sale except to the extent any such terms and conditions conflict with any provision expressly contained herein. Licensee shall also sell Licensed Products through Non-Licensor Channels including, without limitation, Authorized COACH Retailers.

8.2
(a) All Licensed Products for retail sales in Licensor Channels shall be sold by Licensee to Licensor at the applicable Licensor Price. If in any Contract Year, Licensor purchases Licensed Products in excess of the threshold amounts shown below, then the Licensor Price for all Licensed Products bought by Licensor in such Contract Year in excess of each threshold shall be reduced by the following percentages:

Total Licensor Price paid in Contract Year to date (including the current shipment):	Licensor Price for further Licensed Products purchased in such Contrac Year (including the current shipment) shall be reduced by:
[***]	[***]
[***]	[***]
More than [***]	[***]

So by way of illustration, in a given Contract Year, once the total Licensor Price paid for all Licensed Products purchased by Licensor in that year is at least [***] then the Licensor Price for additional Licensed Products purchased by Licensor in that Contract Year shall be reduced by [***] for up to an additional [***] in purchases (calculated at the then applicable Licensor Price reflecting the [***] discount). For example if the Licensor Price for a particular Licensed Product was $50.00 then, with the[***] discount, the new applicable Licensor Price for additional purchases of that Licensed Product will be [***] until the [***] threshold is met and then the Licensor Price for all additional purchases of that same Licensed Product will be reduced by [***] equating to a Licensor Price of [***].

(b) Licensee will pay all costs for freight and insurance and applicable import duties and tariffs in connection with all shipments of Licensed Products to any Licensee distribution facility by any affiliate of or contract manufacturer or assembler used by Licensee. Licensor will pay all costs for freight and insurance and applicable import duties and tariffs in connection with all shipments of Licensed Products from the applicable Licensee distribution facility to any Licensor Channel or Licensor distribution facility. Licensor shall take title to the Licensed Products upon delivery by or on behalf of Licensee of such Licensed Product to Licensor's designated carrier or, if no carrier is designated by Licensor, then to the carrier designated by Licensee. In connection with Licensed Products sold by Licensee for any Licensor Channel outside the United States, Licensor and Licensee will cooperate to implement the lowest cost shipment alternative it being the intention of the parties however that such costs incurred by Licensor shall not exceed the costs Licensor would incur if such goods were shipped through the United States distribution structure. Within thirty (30) days following the end of each Contract Year quarter, Licensor will deliver to Licensee a statement signed by an authorized officer of Licensor reporting Licensor's sales of Licensed Products made in the immediately preceding quarter through Licensor's factory outlet stores, breaking out such sales in dollar amounts and units sold by SKU designation.

8.3
Any liquidation by either Licensee or Licensor of any Licensed Products which are excess inventory, discontinued product or quality imperfect product, through either Licensor or Non-Licensor Channels, shall be done on such terms and conditions that the parties hereto will agree upon with the exception of any terms or conditions relating to price, provided, however, that (1) Licensee will have the right to make such liquidation sales of Licensed Product to one or more third parties to whom Licensed Products were at any time previously sold and to such other third parties as to whom Licensor shall consent, which consent will not be unreasonably withheld or delayed, and (2) Licensee's liquidation or disposition sales of Licensed Products shall not exceed [***] of Licensee's total net sales of Licensed Products in any Contract Year (the "Liquidation Limit") unless Licensor shall give its prior written consent to additional liquidation or disposition sales. In the event such sales exceed the Liquidation Limit in any Contract Year, Licensee shall be required to spend [***] of all such sales in excess of the Liquidation Limit as an additional marketing contribution, to be spent on national advertising globally.

8.4
Subject to Paragraph 8.6, Licensee, working closely with Licensor, shall be responsible for the world-wide manufacture and distribution of Licensed Products, provided, however, that Licensee shall not, without the prior written approval of Licensor, which approval shall not be unreasonably withheld or delayed, sell or distribute Licensed Products to any Non-Licensor Channels (including, for the avoidance of doubt and without limitation, Licensee-Affiliated Retailers) that are not Authorized COACH Retailers. The parties acknowledge that from time to time Licensor may approach Licensee to discuss whether particular approved retail outlets and/or Authorized COACH Retailers should remain as approved outlets and/or Authorized COACH Retailers. Licensor may terminate any Website previously approved by Licensor, as provided under Section 8.10, as an approved Non-Licensor Channel for the sale of the Licensed Products at any time upon 90 days' written notice to Licensee.

8.5
Licensee shall use reasonable efforts to prevent and/or stop any diversion of Licensed Products from Licensor approved retail outlets or Authorized COACH Retailers to any retail outlet which is neither Licensor approved nor an Authorized COACH Retailer. Licensee acknowledges that its standard terms of sale shall be to require all retail outlets to whom it sells Licensed Products to agree to only sell such Licensed Products to the end-using consumer. Should Licensor notify Licensee of any diversion of Licensed Products, or should Licensee become aware of any such diversion, Licensee shall take all reasonable steps necessary to end such diversion, including without limitation tracking down the source of the diverted Licensed Products and discontinuing all sales of Licensed Products to said source. Licensee shall keep Licensor apprised of any such efforts.

8.6
Licensor shall be responsible for order fulfillment relating to the sale of Licensed Products through Licensor's catalog. Licensor shall maintain sufficient inventories of Licensed Products in its factory outlet stores and retail stores and in connection with the fulfillment of its catalog sales to adequately service its customers. Licensee shall maintain appropriate inventories of both finished Licensed Goods and components thereof as necessary to service Licensor's ongoing business.

8.7
[Intentionally omitted.]

8.8
[Intentionally omitted.]

8.9
Licensee shall take the lead, with active support of Licensor, to introduce the Licensed Products to Licensor's retail management and staff and, at Licensee's expense, will regularly train such persons on sales, display and security techniques related thereto according to a schedule to be mutually agreed upon by the parties.

8.10
Licensee acknowledges Licensor's policy prohibiting Licensee or any of its customers from selling or distributing Licensor's products via the Internet, except that the foregoing provision shall not apply as to any Website which is approved in writing by Licensor as an approved Non-Licensor Channel for the sale of Licensed Products. Except as otherwise prohibited by applicable law, Licensee shall comply with such policy, advise its customers that they must comply with such policy, and, if directed by Licensor in writing, promptly cease taking additional orders for the Licensed Products with any customers who do not comply with such policy.

9.
MARKET ROLL-OUT [Intentionally omitted]

10.
SALES TARGETS AND MINIMUMS

10.1
"The parties have established the following minimums pertaining to Licensee's sales of Licensed Products to Non-Licensor Channels:

Contract Year	Minimum Non-Licensor Channel Sales (combined U.S. and Non-U.S.)
2015	[***]
2016-2020	[***] of Licensee's average actual net sales of Licensed Products! during the three prior completed Contract Years

10.2
[Intentionally omitted]

10.3
All sales figures and sales calculations referred to in this paragraph shall be based on Wholesale Price, and are represented in U.S. Dollar amounts.

11.
ROYALTY

11.1
Licensee shall pay to Licensor a royalty based on Licensee's sales of the Licensed Products to all Non-Licensor Channels. The sales to which the royalty rates will be applied (except for sales to Non-Licensor Channels (non-US), wholesale distributors and Licensee-Affiliated Retailers (as defined below)) shall be based on Wholesale Price as in effect when such sales are made. No reduction of the royalty shall be allowed for discounts given off Wholesale Price, except that (1) for sales to distributors, duty-free and liquidation accounts, the royalty shall be based on Wholesale Price less any discounts given to such accounts up to but not exceeding [***] of Licensee's U.S. suggested retail price for the Licensed Products, and (2) for sales to all other Non-Licensor Channels, the royalty shall be based on Wholesale Price less any discounts given to such accounts up to but not exceeding [***] of Licensee's U.S. suggested retail price for the Licensed Products. So by way of illustration, if the U.S. suggested retail price of a Licensed Product is $200 which would equate to a Wholesale Price [***], then the royalty on sales of such Licensed Product to distributors, duty-free and liquidation accounts (except for sales to Non-Licensor Channels (non-US), wholesale distributors and Licensee-Affiliated Retailers) shall be calculated on the Wholesale Price less applicable discounts not exceeding [***] and the royalty on sales of such Licensed Product to all other Non-Licensor Channels (except for sales to Non-Licensor Channels (non-US), wholesale distributors and Licensee-Affiliated Retailers) shall be calculated on the Wholesale Price less applicable discounts not exceeding [***].

11.2
With respect to Licensee's sales to Non-Licensor Channels (non-U.S.) wholesale distributors and Licensee-Affiliated Retailers, the sales to which the royalty rates will be applied shall be based on actual invoice price net of all taxes, duties, freight, insurance and credits for returns actually made, but no deduction shall be made for discounts for cash or prompt payment or for uncollectable accounts. In the case of sales to any wholesale distributor controlled by Licensee and in the case of sales to Licensee Affiliated Retailers, "actual invoice price" in the previous sentence means the actual invoice price for such Licensed Products when first sold by any such wholesale distributor to any entity not controlled by Licensee or by any Licensee-Affiliated Retailer at retail.

11.3
Subject to Sections 11.1 and 11.2, for Contract Years 2016 through 2020, the base royalty rate applied to Licensee's sales shall be as follows:

Sales of all Licensed Products sold to Non-Licensor Channels to date in such Contract Year (including the current shipment):	Royalty rate applicable to such sales:
Up to[***]	[***]
[***]	[***]
[***]	[***]
More than[***]	[***]

I

So for example, if Licensee's sales of Licensed Products to Non-Licensor Channels in a given Contract Year are $60 million (determined for purposes of calculating the royalty in accordance with Paragraphs 11.1 and 11.2 hereof) then Licensee would pay a royalty of [***]

11.4
Licensee shall be permitted to sell to Licensee-Affiliated Retailers, provided that: no more than [***] sales of Licensed Products at any full price Licensee-Affiliated Retailer location in any Contract Year shall consist of"retail close-out" products (defined for this purpose as Licensed Products sold at less than [***] the Suggested Retail Price for such Licensed Products). ln the event that any such Licensee-Affiliated Retailer location exceeds such maximum, then the royalty rate due and payable to Licensor by Licensee for such Licensed Products shall be equal to three (3) times the normal royalty rate for non-closeout products, which royalty amount shall be in lieu of all other royalties that would otherwise be due on such Licensed Products; and

11.5
If during a particular Contract Year Licensee's actual sales never reach the established minimum sales figure for that Contract Year as set forth in Paragraph 10. l above under the heading Minimum Non-Licensor Channel Sales (Combined U.S. and non U.S.), Licensee shall pay to Licensor, within ninety (90) days following the conclusion of the Contract Year, an additional sum equal to the difference between the royalties actually paid by Licensee that Contract Year and the royalties that would have been paid by Licensee that Contract Year had Licensee's sales of the Licensed Products to Non-Licensor Channels been equal to the established minimum sales figure.

11.6
Licensee shall make its royalty payments to Licensor on a quarterly basis, together with a statement setting forth the quarterly sales of the Licensed Products to Non-Licensor Channels and by Licensee-Affiliated Retailers, said payments and statements being due no later than thirty (30) days following the end of each Contract Year quarter. All royalty payments shall be made in U.S. Dollars. Licensee shall not pay royalties on its sale of Licensed Products to Licensor Channels.

12.
MARKETING AND ADVERTISING

12.1
Licensee shall prepare and submit to Licensor for approval all proposed advertising, promotional materials, product displays and product display policies for the Licensed Products. Licensor shall have final approval on all such advertising, promotion, product displays and product display policies, which approval shall not to be unreasonably withheld or delayed. Approval of any submission shall be deemed given in any event absent notice of disapproval within thirty (30) days after such submission.

12.2
No later than the end of the first week in January (for high/medium/low estimates) and the first week in February (for all other information) in each Contract Year or by such date as may otherwise be agreed to by Licensee and by Licensor, Licensee shall prepare and present to Licensor for feedback and input an annual operating plan setting forth the information described below (the "Plan"). The Plan shall set forth in reasonable detail, Licensee's plans for conducting the Licensed Products business during the next Contract Year and during the next three Contract Years, with particular emphasis on the marketing, promotion and sales of the Licensed Products. The Plan shall include, without limitation, (a) a description (including timing) of the types and numbers of designs intended to be developed or manufactured (including any new products); (b) sales volume projections by model type, in units and dollars; (c) price marketing strategies, including wholesale and suggested retail pricing by model type and market; (d) assessment of customer base and customers; (e) distribution, including distribution outlets and breakdown by geographic area; (f) advertising plans, number and cost of advertisements already ordered, where advertisements will be published, the fees paid to advertising agents, the proposed schedule and costs of any and all major advertising campaigns and the format for all advertising not already approved by Licensor; (g) media plan and budget, including breakdown by geographic area; (h) packaging, point of sale and trade exhibitions; and (i) the results of market research relating to the Licensed Products and similar products, and market trends, and a detailed sales forecast by category, product group and market for the Licensed Products. Licensor will provide templates that must be used by Licensee in the preparation of the Plan, which will among other things require Licensee to provide sales volume projections for the Licensed Products by design/style type, in units and dollars, estimating a "High", "Medium" and "Low" volume of sales. Licensor's templates for the Licensee Plan also may include, without limitation: (a) a description (including timing) of the types and numbers of designs/styles intended to be developed or manufactured (including any new products); (b) price marketing strategies, including wholesale and suggested retail pricing by design/style type and market; (c) assessment of customer base and customers; (d) distribution, including distribution outlets and breakdown by geographic area; (e) advertising and media plans, including the proposed schedule of any and all major advertising campaigns and the format for all advertising not already approved by Licensor, including breakdown by geographic area; (f) packaging, point of sale and trade exhibitions; (g) the results of market research relating to the Licensed Products and similar products, and market trends; (h) organizational structure; (i) competitive scenarios; G) industry trends; and (k) any other information reasonably requested by Licensor.

12.3
In connection with Licensee's annual Plan submission to Licensor, Licensee shall also present Licensor with an organization chart for the Licensed Products business, including the names and titles of each executive or manager dedicated or substantially involved in the Licensed Products business.

12.4
Licensee agrees that at a minimum it will make the following annual advertising expenditures in connection with the Licensed Products:

The remaining required advertising expenditures in each Contract Year (the "Marketing Portion") shall be spent on other marketing, with a focus on trade shows and sales collateral. Licensee shall submit to Licensor a summary showing actual marketing spend and budget recap at the end of each Contract Year quarter.

•

At least [***] net sales in each Contract Year shall be spent on global national advertising with a focus on print, digital and social media; Licensee shall manage spend and placements in collaboration with Licensor; and

•

[***] annual net sales, of which:

Contract Years 2016- 2020

In addition, Licensee shall, at its expense:

•
No later than the 2017 Basel Watch and Jewelry Show (Baselworld), redesign its existing Baselworld booth currently used for the exhibition of the Licensed Products to reflect Licensor's global brand statement for Contract Year 2017, the cost of which shall not be counted towards the required marketing expenditures above; provided, however that booth updates made by Licensee during Contract Years 2015 and 2016 shall be counted towards such required expenditures for those years;

•
Reimburse Licensor, upon Licensor's request, up to an aggregate [***] in capital expenditures incurred by Licensor for the upgrade and replacement of Licensed Product fixtures and displays in Licensor Channels (as specified by Licensor) Licensor shall send an invoice to Licensee for each such reimbursement request which shall set forth in reasonable detail the upgrades and replacements made for which the reimbursement is claimed and the total reimbursement amount. Each such invoice shall be payable within sixty (60) days after receipt by Licensee; and

•
Spend an additional [***] for similar upgrades and replacements in Non-Licensor Channel doors, which such amount shall count towards the Marketing Portion.

In the event Licensee fails to make the foregoing minimum advertising expenditures in connection with the Licensed Products in any given Contract Year, Licensee shall have the first six months of the following Contract Year to make advertising expenditures sufficient to cover the shortfall. Any such advertising expenditures made to cover a previous Contract Year's shortfall shall not be credited toward Licensee's minimum required advertising expenditures for the Contract Year in which such shortfall expenditures are made. "Net sales" as used in this paragraph shall mean all sales on the basis of which the royalty is calculated under Paragraphs 11.1 and 11.2 hereof. All amounts are shown in U.S. Dollars.

12.5
Licensee shall exercise reasonable efforts to maintain and safeguard the established image and good will represented by and embodied in the Trade Name and Licensed Marks. "Image" as used herein refers primarily to quality and style of packaging, advertising and promotion, creation and introduction of new product designs and styles, type of outlets with reference to the quality of service provided for and the quality of presentation of the Licensed Products. Licensee shall take all reasonable and necessary steps, and all steps reasonably requested by Licensor, to prevent or avoid any misuse of the Trade Name or Licensed Marks by any of Licensee's customers or contractors.

12.6
Licensor shall use reasonable efforts to assure that the established value associated with the Trade Name and Licensed Marks does not materially and substantially diminish.

12.7
[Intentionally omitted]

12.8
The parties shall mutually agree upon and establish a minimum amount of space in Licensor's catalog to be devoted to the Licensed Products each Contract Year. Licensor agrees that the catalog space devoted to the Licensed Products shall not be less than that which Licensor devotes to its other product classifications having similar profit contribution, it being understood that Licensed Products have similar profit margins to Licensor's other product classifications.

12.9
The parties agree that each party shall make no public statements, including without limitation any statements or comments to the press, regarding this Agreement, the relationship between the parties or the Licensed Products business, except with the prior consent of the other party; provided, however, that the foregoing shall not apply to any disclosure either party is required to make by law, including without limitation, disclosure required by the federal securities laws.

12.10
Licensor shall hire or assign at minimum the following Coach-dedicated persons at Licensor's business to coordinate Licensor's efforts relating to the marketing and sale of the Licensed Products: President, Global Vice President of Sales, and Global Director of Marketing.

12.11
Licensor shall design a booth or similar display area for use at trade shows and similar exhibitions in which Licensee, in consultation with Licensor, decides to participate. Licensor will consult with Licensee in the design of each such booth or display area. Licensee shall construct and shall bear all reasonable costs to construct each such booth or display area in accordance with Licensor's design, and Licensor shall reasonably cooperate with Licensee in connection therewith and furnish Licensee with all necessary information relating to such design. Licensor shall inspect and give its final approval to the finished area prior to Licensee using it at any exhibition; provided that such approval shall not be unreasonably withheld, conditioned or delayed.

12.12
The Licensed Products permitted to be advertised and sold by each Online Watch Retailer on its Website may include all or a subset of the styles and SKUs advertised or sold via the website owned and operated by Licensor (www.coach.com) (together, the "Coach.com Products"). Except as otherwise prohibited by applicable law, any other styles or SKUs must be approved by Licensor in writing prior to being advertised or sold to any Online Watch Retailer and an Online Watch Retailer may not purchase from Licensee for advertisement or sale on any Website more than a total of six SKUs during any six month period which are not Coach.com Products.

12.13
During the term, Licensor shall provide each approved Online Watch Retailer directly with artwork, photographs, lists and descriptions of Licensed Products, editorial content, product sequencing and related products (i.e.,_"suggested sells"), approved forms of Licensor's logos, trademarks, trade names and other materials reasonably necessary for the Online Watch Retailers to advertise the Licensed Products on the Websites (together, "Content"). All Content shall be owned by Licensor. Any display of Content on the Websites or otherwise shall be subject to Licensor's prior written consent. In respect of Licensor's costs associated with creating, producing and delivering the Content to the Online Watch Retailers, Licensee shall pay to Licensor [***] per calendar quarter, to be paid on the same date that royalty payments are made for such quarter. For the fees described above, Licensor shall provide to Licensee all Content that is being used by Licensor on its coach.com website, and any other website operated by or for Licensor in replacement of or in addition to such website. Any additional Content requested by Licensee, including for styles or SKUs referenced in the second sentence of Section 12.12 above, shall be made available for an additional fee of[***] SKU photograph and [***] item of other Content such as any artwork (including banners), email advertisement or editorial content. Licensee will comply with all reasonable timelines and guidelines established by Licensor and provided to Licensee in writing from time to time, with respect to any Licensee requests for and/or use of any Content.

13.
BOOKS AND RECORDS

13.1
Licensee shall keep and maintain at its regular place of business, or at such off-site documents storage facility as Licensee shall use from time to time for the retention of its business records generally, complete and accurate records and accounts in accordance with Generally Accepted Accounting Principles showing the business transacted in connection with the Licensed Products manufactured and sold pursuant to this Agreement, including without limitation records and accounts relating to sales, shipments and orders for Licensed Products and expenditures on advertising for at least six (6) years following the creation of the record or account. Licensor shall keep and maintain at its regular place of business, or at such off site document storage facility as Licensor shall use from time to time for the retention of business records generally, complete and accurate records and accounts in accordance with Generally Accepted Accounting Principles substantiating the information required to be reported by Licensor under Paragraphs 8.2 and 12.7 hereof, for at least six (6) years following the creation of such record or account or for such other period of time as specified in Licensor's written record retention policy.

13.2
(a) Licensee must submit to Licensor monthly reports, on or before the dates each month set forth in the calendar approved annually by Licensor and Licensee, containing royalty reports and estimated shipment volumes, as compared to the projections estimated in the Plan established for the Contract Year, and including comparisons of royalties and shipment volume information compared to the prior month. In addition to the above documents, Licensee will also provide Licensor with the following business reports on or before the end of the first week of each month: monthly perfonnance information for topline accounts (doors, shipments, POS sales, inventories, average door volumes, etc.) and the same information quarterly by account and by door, weekly flash information by topline account, bestseller information WTD and STD overall, and by top accounts, seasonal bookings reports by market and EOS selling recap by style.

(b)
Within ninety (90) days following the end of each Contract Year of this Agreement, and within ninety (90) days after the termination of this Agreement, Licensee shall deliver to Licensor a statement signed by an authorized officer of Licensee reporting actual sales of the Licensed Products to Non-Licensor Channels and by Licensee-Affiliated Retailers (based on the applicable Wholesale Price, invoice price or actual retail sales price pursuant to Paragraphs I1.1 and 11.2 herein), royalties due, royalties paid and advertising expenditures during the preceding Contract Year. Sales of Licensed Products to Non-Licensor Channels shall be broken out to accurately reflect sales to U.S. Non-Licensor Channels, sales to Non-U.S. Non-Licensor Channels, sales to wholesale distributors, and sales by model type in units and dollars. Said statement shall also report actual sales of the Licensed Products to Licensor Channels. In the case of termination of this Agreement, such information shall be provided for the period ending at termination.

(c)
In addition to any other reporting required in this Agreement, Licensee shall provide to Licensor weekly and/or monthly reports as requested by Licensor, with respect to sales of Licensed Products to the OWRs for sale on the Websites, in a format requested by Licensor. Such reports shall include, but not be limited to, the following information: net sales, traffic, conversion and demand.

13.3
Both Licensor and Licensee, or either party's duly authorized agents or representatives, shall each have access to and the right to examine all records and accounts that the other party is required to maintain pursuant to Paragraph 13.1 at such party's premises, provided that any such examination (a) shall be at the examining party's expense, (b) shall be during normal business hours upon reasonable prior notice which shall be no less than five (5) business days, and (c) shall not unreasonably interfere with the other party's operations and activities.

Should an audit disclose that Licensee underpaid royalties for any given year, Licensee shall forthwith and upon written demand pay Licensor the amount owed, together with interest thereon, at a rate of eight percent (8%) per annum calculated from the due date of such royalties unless Licensee shall, by written notice sent to Licensor within twenty (20) days after notice to Licensee of such audit results, reasonably dispute the same in which event the parties shall each name an independent auditor who shall together appoint a third auditor to make a determination as to the matter, which determination shall be binding on the parties. Should an audit disclose that Licensee's annual advertising expenditures in any given year failed to meet the minimum required hereunder, Licensee shall forthwith upon written demand pay Licensor the difference, unless Licensee shall, by written notice sent to Licensor within twenty (20) days after notice to Licensee of such audit results, reasonably dispute the same in which event the parties shall each name an independent auditor who shall together appoint a third auditor to make a determination as to the matter, which determination shall be binding on the parties; or unless Licensee still has time to make up the shortfall pursuant to Paragraph 12.4. Further, should an undisputed audit or the binding determination made by any auditor appointed as hereinabove provided disclose that Licensee underpaid royalties by a margin exceeding five percent (5%) in any given year, or that Licensee's annual advertising expenditures failed to meet the minimum required hereunder by a margin exceeding five percent (5%), Licensee shall pay for all costs relating to the audit, including without limitation, all costs relating to any subsequent binding determinations made by any appointed auditor.

14.
TERM AND TERMINATION

14.1
This Agreement shall remain in full force and effect from the date this Agreement is entered into by the parties until June 30, 2020, unless earlier terminated as provided herein.

14.2
In the event either party commits a material breach of this Agreement, the other party may, upon ninety (90) days prior written notice, terminate the Agreement, provided, however, that the Agreement shall not be terminated if the breaching party cures the breach within said ninety (90) days after receipt of said notice.

14.3
Notwithstanding anything to the contrary in Paragraph 14.2, Licensor shall have the right to tenninate this Agreement immediately upon notice to Licensee if any of the following events occur:

(a)
More than once during any Contract Year, any installment of royalty payments is not paid when due and such default continues for more than fifteen (15) days after written notice thereof to Licensee;

(b)
Licensee knowingly fails to manufacture the Licensed Products in accordance with the General Acceptance Requirements and quality standards prescribed in Paragraph 6 of this Agreement;

(c)
Licensee repeatedly fails to secure Licensor's approval as required herein;

(d)
Licensee intentionally uses the Trade Name or any of the Licensed Marks in a manner for which rights therein have not been granted and which use impacts materially and adversely upon the Trade Name or Licensed Marks;

(e)
Licensee commits any material fraud upon Licensor in connection with the performance of Licensee's obligations hereunder;

(f)
Licensee makes an intentional written material misrepresentation pertaining to sales of the Licensed Products;

(g)
Licensee intentionally participates in the diversion of Licensed Products or knowingly permits a third party to do so.

Upon termination of this Agreement pursuant to this Paragraph 14.3, Licensor shall have the option to purchase Licensee's inventory of Licensed Products as provided below. If Licensor does not exercise its right to purchase Licensee's inventory of Licensed Products as provided below, Licensee shall, for a period of five (5) months from the date Licensor elects not to exercise its right to purchase Licensee's inventory of Licensed Products, have the right to sell its then-existing inventory of Licensed Products, provided such sales are made to one or more third parties to whom any Licensed Product was at any time previously sold under Paragraph 8.3 hereof on such tenns and conditions as Licensee in its sole and absolute discretion shall deem appropriate, and further provided that Licensee otherwise complies with the terms herein, including the payment of royalties. Notwithstanding the foregoing, Licensee shall not dispose of its inventory as provided above without first providing to Licensor a detailed list of its existing inventory of Licensed Products, including Licensee's costs to manufacture or purchase such items and the date of purchase or manufacture; Licensee shall use its best efforts to provide such detailed list to Licensor as quickly as possible. Licensor shall have the right to conduct physical inventory to verify such list. At any time within thirty (30) days of Licensor's receipt of Licensee's inventory list, Licensor shall have the option to purchase any or all of Licensee's inventory of Licensed Products at [***] thereof. In the event Licensor elects to purchase part or all of said inventory, Licensor shall at its own expense remove said inventory from Licensee's premises not more than sixty (60) days after notice to Licensee of Licensor's election to purchase. Payment for such inventory shall be made by Licensor within thirty (30) days after the removal of the last of Licensee's Licensed Products.

14.4
Notwithstanding anything to the contrary in Paragraph 14.2, if Licensee files a petition in bankruptcy, or by an equivalent proceeding is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensee and is not dismissed within sixty (60) days, or if Licensee becomes insolvent or makes an assignment for the benefit of creditors or any arrangement pursuant to any bankruptcy law, or if Licensee discontinues its business or if a receiver is appointed for Licensee, this Agreement shall automatically terminate without any notice whatsoever being necessary, to the full extent allowed by applicable law. All royalties on sales made prior to such act shall become immediately due and payable. In the event this Agreement is tenninated pursuant to this paragraph, Licensee, its receivers, representatives, trustees, agents, administrators, successors and/or assigns, shall have no right to sell any of the Licensed Products covered by this Agreement or use the Trade Name in any manner whatsoever, except with the special consent and written instructions of Licensor, which instructions shall be followed. The non-assumption of this Agreement by a trustee presiding over a bankruptcy proceeding pursuant to any bankruptcy law where the Licensee is named as a debtor, shall operate to automatically terminate this Agreement, without any notice whatsoever being necessary, effective as of the date of the commencement of the bankruptcy proceedings.

14.5
Notwithstanding anything to the contrary in Paragraph 14.2, if Licensor files a petition in bankruptcy, or by an equivalent proceeding is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensor and is not dismissed within sixty (60) days, or if Licensor becomes insolvent or makes an assignment for the benefit of creditors or any arrangement pursuant to any bankruptcy law, or if Licensor discontinues its business or if a receiver is appointed for Licensor, Licensee shall have the right to terminate this Agreement by giving written notice to Licensor within 30 days of such event.

14.6
Upon expiration or termination of this Agreement, Licensee shall cease using the Trade Name and Licensed Marks, provided, however, that unless such termination is pursuant to Paragraphs 10.2, 10.3, 14.3, 14.4 or 14.5, Licensee may, for a period of no more than six (6) months after expiration or termination, sell and distribute Licensed Products existing in inventory on the date of expiration or tennination. Licensee remains liable for the payment of all royalties based on those sales and must otherwise comply with the terms herein. If at the end of six months Licensee still possesses inventory of Licensed Products, Licensee shall deliver to Licensor the remaining inventory, and Licensee's right to use the Licensed Marks pursuant to this Agreement shall cease. The transfer of remaining inventory from Licensee to Licensor shall be done on terms and conditions that the parties hereto will agree upon; provided, however, that in the event the parties are unable to agree on such terms and conditions on or before thirty (30) days prior to the conclusion of such six (6) month period, then Licensee shall have the right to transfer all or any part of such remaining inventory to one or more third parties to whom any Licensed Product was at any time previously sold under Paragraph 8.3 hereof on such terms and conditions as Licensee in its sole and absolute discretion shall deem appropriate. Upon expiration or termination of this Agreement for any reason, Licensee shall relinquish to Licensor all newly developed product design materials, prototypes, patterns, stylings and copyrightable material relating to the Licensed Products owned exclusively by Licensor, as provided in Paragraph 7.1 herein, along with all tools, dies and molds used to make Licensed Products from such product design materials, prototypes, patterns, stylings and copyrightable material, immediately upon expiration or termination of this Agreement.

15.
TNDEMNTFTCATION

Except as provided in Paragraph 16 below, Licensee hereby agrees to pay on behalf of Licensor and to defend it against any and all claims, suits, liabilities, causes of action, settlements, costs, damages, or expenses, including reasonable attorneys' fees, arising out of Licensee's manufacture, packaging, sale, marketing or distribution of the Licensed Goods. This indemnification provision shall survive the termination of this Agreement.

16.
TRADEMARK ENFORCEMENT

16.1
Licensee agrees to notify Licensor of any unauthorized use of the Licensed Name and Marks by others, promptly as it comes to Licensee's attention. Except as provided in Paragraph 16.2, Licensor shall have the sole right and discretion to bring infringement actions involving the Licensed Marks, and any award received by Licensor in any such actions shall belong solely to Licensor.

16.2
Licensor and Licensee shall cooperate in stopping, by any and all legal means available, the manufacture, sale or distribution of counterfeit watches or timepieces bearing marks which are identical to or indistinguishable from the Licensed Marks (hereinafter referred to as "Counterfeit Merchandise"). Licensee, in consultation with and after receiving approval from Licensor, shall have the right to bring counterfeiting actions against parties manufacturing, holding, selling or distributing Counterfeit Merchandise as information about such Counterfeit Merchandise is brought to Licensee's attention in the normal course of Licensee's anti counterfeiting efforts. Licensee shall bear all costs associated with any such actions, and any award received by Licensee in any such actions shall belong solely to Licensee.

16.3
Licensor shall have the right to bring counterfeiting actions against parties manufacturing, holding, selling or distributing Counterfeit Merchandise as information about such Counterfeit Merchandise is brought to Licensor's attention in the normal course of Licensor's anti- counterfeiting efforts. Licensor shall bear all costs associated with any such actions, and any award received by Licensor in any such actions shall belong solely to Licensor.

16.4
In the event that a third party brings any claim, institutes any action or commences any proceeding against Licensee arising from Licensee's use of any of the Licensed Marks, the Trade Name, the Licensor Owned Authorized Marks or any product design, prototype, pattern, styling or copyrightable material owned by Licensor as provided in Paragraph 7.1 of this Agreement, Licensee shall promptly notify Licensor thereof and Licensor shall indemnify, defend and hold hannless Licensee and each officer, director, employee, agent, representative, contractor and customer of Licensee and of each entity controlled by Licensee from and against all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys' fees and disbursements) arising out of or in connection with any such claim, action or proceeding. Licensee shall cooperate in such defense as reasonably requested by Licensor, at Licensor's expense. Any award received by Licensor in any such claim, action or proceeding shall belong exclusively to Licensor. This Paragraph shall survive termination or expiration of the Agreement.

16.5
Licensor will bear all costs and expenses in connection with any research to determine the availability of, applications to register and all maintenance of any and all registrations relating to Licensor Owned Authorized Marks and the Licensed Marks.

17.
INSURANCE

17.1
Licensee shall obtain and maintain, at its own cost and expense, Commercial General Liability insurance and Umbrella liability insurance written on an occurrence basis with the following coverage and limits:

General Aggregate Limit	$5,000,000
Products/Completed Operations Aggregate Limit	$3,000,000
Personal and Advertising Injury - Per Injury	$3,000,000

17.2
Licensor shall be named as an additional insured on the Commercial General Liability policy. Licensee shall provide Licensor with a certificate of insurance evidencing all of the required coverage. The certificate shall also provide evidence that the policy has been amended to afford at let thirty (30) days advance written notice to Licensor of cancellation, nonrenewal or material change of any of the required coverages.

18.
NO ASSIGNMENT OR SUBLICENSE BY LICENSEE

This Agreement and all its rights and duties hereunder are personal to the Licensee and shall not, without the written consent of Licensor, be assigned, sublicensed or otherwise encumbered by Licensee or by operation of law; provided, however, that notwithstanding anything to the contrary contained herein Licensee shall have the right (a) to have the Licensed Products manufactured by one or more third party manufacturers and, (b) to assign or sublicense any or all of its rights and duties hereunder to any other entity which is controlled, directly or indirectly, by Licensee provided that the original Licensee named herein simultaneously with such assignment, enters into an agreement with Licensor in a form reasonably satisfactory to Licensor by which Licensee guarantees all of the obligations, including without limitation, all financial and performance obligations, of such assignee. All references herein to "Licensee" shall include any and all such permitted assignees and sublicensees.

19.
CONDITION PRECEDENT [Intentionally omitted]

20.
MISCELLANEOUS

20.1
In the event that either party shall, at any time, waive any of its rights under this Agreement, or the performance by the other party of any of its obligations hereunder, such waiver shall not be construed as a continuing waiver of the same rights or obligations or a waiver of any other rights or obligations.

20.2
This Agreement constitutes the entire agreement between the parties as to the Licensed Marks and no modifications or revisions thereof shall be of any force or effect unless the same are in writing and executed by the parties hereto.

20.3
Any provisions of this Agreement which are, or shall be determined to be, invalid shall be ineffective, but such invalidity shall not affect the remaining provisions hereof. The titles to the paragraphs herein are for convenience only and have no substantive effect.

20.4
This Agreement is binding upon the parties hereto, any parent, subsidiary and affiliated companies and their successors and assigns.

20.5
Licensee shall be responsible for compliance with the requirements of all local laws in the countries where it manufactures, markets, distributes or sells the Licensed Products, except for obligations with respect to filing as registered user or similar obligations where required under applicable trademark law. It is understood that Licensor is responsible for the costs and fees for, or incidental to, obtaining trademark registrations.

20.6
This Agreement shall be construed in accordance with and governed by the laws of the State of New York, applicable to contracts made and to be wholly performed therein without regard to its conflicts of law rules. Any action or proceeding arising out of or relating in any way to this Agreement, shall be brought and enforced in the courts of the United States for the Southern District of New York, or, if such courts do not have, or do not accept, subject matter jurisdiction over the action or proceeding, in the courts of the state of New York and each party hereby consents to the personal jurisdiction of each such court in respect of any such action or proceeding. Each of the parties hereby consents to service of process in any such action or proceeding by the mailing of copies thereof by Registered or Certified Mail, postage prepaid, return receipt requested, to it at its address provided for notices hereunder. The foregoing shall not limit the right of any of the parties to serve process in any other manner permitted by law or to obtain execution or enforcement of any judgment in any other jurisdiction. Each of the parties hereby waives (a) any objection that may now or hereafter have to the laying of venue of any action or proceeding arising under or related to the Agreement in the court located in the Borough of Manhattan, City and State of New York, (b) any claim that a court located in the Borough of Manhattan, City and State of New York is not a convenient forum for any such action or proceeding, and (c) any claim that is not subject to the personal jurisdiction of the courts of the United States of the Southern District of New York or of the courts of the State of New York located in the Borough of Manhattan, City and State of New York. Notwithstanding the foregoing, any matter as to which the parties are unable to agree as provided under Paragraph 2.2 shall be settled and determined by arbitration in New York. New York, in accordance with and pursuant to the then existing rules of the American Bar Association. The arbitrator's decision shall be final and binding on the parties.

20.7
Licensee acknowledges that it has received a copy of the Coach Supplier Selection Guidelines and Coach Global Operating Principles (the "Guidelines"). Licensee hereby represents and warrants that it has reviewed and understands the Guidelines, and Licensee and any approved third-party manufacturer are presently in compliance and will remain in compliance with the Guidelines for the term of this Agreement. Furthermore, Licensee agrees to notify Licensor immediately if Licensee becomes aware that a violation by Licensee or any approved third-party manufacturer of the standards set forth in the Guidelines has occurred during the term of this Agreement. The Guidelines are hereby incorporated herein by reference.

20.8
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

20.9
All notices required hereunder shall be in writing and dispatched by overnight courier addressed to Licensee or Licensor as set forth below, and shall be effective upon receipt:

Licensor: General Counsel

Coach, Inc.

516 West 34th Street

New York, New York 10001

Licensee: President

Movado Group, Inc.

650 From Road, Ste. 375 Paramus, New Jersey 07652

Copies to: Executive Vice

President-Coach Watches Movado Group, Inc.

650 From Road, Ste. 375 Paramus, New Jersey 07652

General Counsel Movado Group, Inc.

650 From Road, Ste. 375 Paramus, New Jersey 07652

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Date: 1/22/15 Coach, Inc.

By: /s/ Todd Kahn Name: Todd Kahn

Title: Global Corporate Affairs Officer

and General Counsel

Date: 1/16/15 Movado Group, Inc.

By: /s/ Efraim Grinberg Name: Efraim Grinberg Title: Chairman & CEO

Date: 1/16/15 Swissam Products Limited

By: ls/Timothy F. Michno Name: /s/ Timothy F. Michno Title: Director

SCHEDULE 1

TRADEMARKS